EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fiscal First Quarter 2026 Results

Delivers 2.4% Comparable Restaurant Sales Growth
Reiterates 2026 Financial Outlook

HUNTINGTON BEACH, Calif., May 05, 2026 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (Nasdaq: BJRI) today reported financial results for its fiscal 2026 first quarter ended March 31, 2026.

Fiscal First Quarter 2026 Compared to First Quarter 2025

  Total revenues increased 2.9% to $358.1 million
  Comparable restaurant sales increased 2.4%, led by a 2.2% increase in guest traffic
  Restaurant level operating profit(1) was $57.2 million, an increase of 2.8%, or $1.6 million, with restaurant level operating profit margin of 16.0%
  Diluted net income per share was $0.41 and adjusted diluted net income per share(1) was $0.57
  Adjusted EBITDA(1) was $37.7 million, an increase of 6.8% from $35.4 million
  The Company repurchased and retired approximately 151,000 shares of its common stock at a cost of approximately $5.3 million

(1) Restaurant level operating profit, adjusted diluted net income per share, and Adjusted EBITDA are non-GAAP measures. Reconciliations to GAAP measures and further information are set forth below.

“Our Q1 results underscore the continued momentum of our business, marked by our seventh consecutive quarter of sales and traffic growth, along with increased profitability,” commented Lyle Tick, Chief Executive Officer and President. “By executing against our four strategic priorities, we have significantly improved the business in the last 18 months, delivering consistent out-performance relative to industry benchmarks. While we are still in the early innings of our journey, the progress we’ve made in our menu, culture, and restaurant environment provides a strong foundation for the work ahead as we remain focused on long-term profitable growth,” concluded Tick.

Share Repurchase Program

During the first quarter of 2026, the Company repurchased and retired approximately 151,000 shares of its common stock at a cost of approximately $5.3 million. As of May 5, 2026, the Company had approximately $85.6 million available under its authorized share repurchase program.

2026 Financial Outlook

For fiscal 2026, management reiterates the following outlook:

  Comparable restaurant sales growth of 1% to 3%
  Restaurant level operating profit of $221 million to $233 million
  Adjusted EBITDA of $140 million to $150 million
  Capital expenditures of $85 million to $95 million
  Share repurchases up to $50 million, depending on market conditions

Actual results may differ materially from the 2026 Financial Outlook set forth above as a result of, among other things, the factors described under the “Forward-Looking Statements Disclaimer” below.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its first quarter 2026 earnings release today, May 5, 2026, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Management will discuss the financial results and host a question-and-answer session. In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com, and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. is a national casual dining brand with brewhouse roots. Founded in 1978, BJ’s owns and operates over 200 restaurants across 31 states, combining high-quality ingredients, bold flavors, sincere service, moderate prices and a fresh atmosphere. The brand’s chef-crafted menu offers something for everyone, from its signature deep-dish pizzas and slow-roasted entrees and wings to its often imitated but never replicated world-famous Pizookie® dessert. As the most decorated restaurant-brewery in the country and winner of the 2025 Vibe Vista Award for Best Beer Program and 2024 Best Overall Beverage Program, BJ’s has been a pioneer in craft brewing since 1996, serving award-winning proprietary handcrafted beers brewed at operations in four states and by independent third-party craft brewers. All BJ’s locations offer dine in, take out, delivery and large party catering, providing guests with multiple ways to enjoy the experience at BJ’s. Whether you’re gathering with family for dinner, catching the game with friends or celebrating life’s special moments, BJ’s creates the perfect backdrop for connection and community. To learn more, visit www.bjsrestaurants.com or follow @bjsrestaurants on Instagram, Facebook and X.

Forward-Looking Statements Disclaimer

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding our anticipated comparable restaurant sales, restaurant level operating profit, Adjusted EBITDA, capital expenditures and share repurchases, as well as the success of various sales-building and productivity initiatives, future guest traffic trends, on and off-premise sales trends, cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) any inability or failure to successfully and adequately address and offset rising costs, including the effects of tariffs and increases in energy, labor, construction and other operational costs, as well as changes in macroeconomic conditions and consumer spending, (ii) any inability to manage new restaurant openings, (iii) construction delays, (iv) wage inflation and competitive labor market conditions which may result in staffing shortages, (v) the impact of any union organizing efforts at our restaurants and our responses to such efforts, (vi) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (vii) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (viii) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other illnesses or other reasons, whether or not accurate, (ix) factors that disproportionately impact California, Texas and Florida, where a substantial number of our restaurants are located, (x) restaurant and brewery industry competition, (xi) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors, and related hazards, (xii) consumer spending trends in general for casual dining occasions, (xiii) potential uninsured losses and liabilities due to limitations on insurance coverage, (xiv) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy requirements, (xv) government regulations and licensing costs, including beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xiii) legal proceedings, (xix) the success of our key sales-building and related operational initiatives, (xx) any failure of our information technology or security breaches with respect to our electronic systems and data, and (xxi) numerous other risks discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact ICR at (332) 242-4370 or at InvestorRelations@BJRI.com.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except for per share data)

	First Quarter Ended
	March 31, 2026 (unaudited)		April 1, 2025 (unaudited)
Revenues	$358,118	100.0%	$347,973	100.0%
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	89,912	25.1	86,820	25.0
Labor and benefits	129,878	36.3	125,652	36.1
Occupancy and operating	81,166	22.7	79,911	23.0
General and administrative	21,966	6.1	21,752	6.3
Depreciation and amortization	22,812	6.4	18,277	5.3
Restaurant opening	15	-	438	0.1
Loss on disposal and impairment of assets, net	1,746	0.5	173	-
Total costs and expenses	347,495	97.0	333,023	95.7
Income from operations	10,623	3.0	14,950	4.3

Other income (expense):
Interest expense, net	(1,088)	(0.3)	(1,230)	(0.4)
Other expense, net	(446)	(0.1)	(61)	-
Total other expense	(1,534)	(0.4)	(1,291)	(0.4)
Income before income taxes	9,089	2.5	13,659	3.9

Income tax expense	55	-	167	-
Net income	$9,034	2.5%	$13,492	3.9%

Net income per share:
Basic	$0.43		$0.59
Diluted	$0.41		$0.58

Weighted average number of shares outstanding:
Basic	21,157		22,683
Diluted	21,892		23,284

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	March 31, 2026 (unaudited)	December 30, 2025
Cash and cash equivalents	$22,671	$23,781
Total assets	$999,067	$1,015,455
Total debt	$62,000	$85,000
Shareholders’ equity	$372,530	$366,193

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	First Quarter Ended
	March 31, 2026		April 1, 2025
Stock-based compensation(1)
Labor and benefits	$865	0.2%	$400	0.1%
General and administrative	1,702	0.5	1,550	0.4
Total stock-based compensation	$2,567	0.7%	$1,950	0.6%

Operating Data
Comparable restaurant sales % change	2.4%		1.7%
Restaurants opened during period	-		1
Restaurants open at period-end	219		219
Restaurant operating weeks	2,847		2,835

(1) Percentages represent percent of total revenues and may not reconcile due to rounding.

Reconciliation of Non-GAAP Financial Measures

The Company is reporting certain non-GAAP financial results and related reconciliations to the corresponding GAAP financial measures. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. These measures should only be used to evaluate the Company’s results of operations in conjunction with corresponding GAAP measures.

Adjusted diluted net income per share is a non-GAAP financial measure that represents net income excluding adjustments intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management.

Restaurant level operating profit is equal to the revenues generated by our restaurants less their direct operating costs which consist of cost of sales, labor and benefits, and occupancy and operating costs. This performance measure primarily includes the costs that restaurant-level managers can directly control and excludes other operating costs that are essential to conduct the Company’s business, as detailed in the table below. Management uses restaurant level operating profit as a supplemental measure of restaurant performance. Management believes restaurant level operating profit is useful to investors in that it highlights trends in the operating results of our business that may not otherwise be apparent to investors when relying solely on GAAP financial measures.

Adjusted EBITDA is a non-GAAP financial measure that represents the sum of net income adjusted for certain expenses and gains/losses detailed within the reconciliation below. Management uses Adjusted EBITDA as a supplemental measure of our performance. Management believes these measures are useful to investors in that they highlight cash flow and trends in the operating results of our business that may not otherwise be apparent to investors when relying solely on GAAP financial measures.

The following tables, which provide a reconciliation of non-GAAP financial measures, presented in this release, to the most directly comparable financial measures calculated and presented in accordance with GAAP for the first quarter ended March 31, 2026 and April 1, 2025, are set forth below:

BJ’s Restaurants, Inc.
Supplemental Financial Information – Adjusted Diluted Net Income Per Share
(Unaudited, dollars in thousands)

	First Quarter Ended
	March 31, 2026		April 1, 2025
Net income	$9,034	2.5%	$13,492	3.9%

Loss on disposal and impairment of assets, net	1,746	0.5	173	-
Depreciation adjustment(1)	2,720	0.8	-	-
Tax effect of adjustments(2)	(1,081)	(0.3)	(42)	-
After tax effect of adjustments	3,385	0.9	131	-

Adjusted net income	$12,419	3.5%	$13,623	3.9%

Diluted weighted average number of shares outstanding:	21,892		23,284
Diluted net income per share (as reported)	$0.41		$0.58
Adjusted diluted net income per share	$0.57		$0.59

Percentages above represent percent of total revenues and may not reconcile due to rounding.

(1) Amount relates to a catch-up adjustment to depreciation expense.
(2) The tax effect is based on the Company’s annual statutory tax rate of 24.2% for the first quarter ended March 31, 2026 and April 1, 2025.

BJ’s Restaurants, Inc.
Supplemental Financial Information – Restaurant Level Operating Profit
(Unaudited, dollars in thousands)

	First Quarter Ended
	March 31, 2026		April 1, 2025
Income from operations	$10,623	3.0%	$14,950	4.3%
General and administrative	21,966	6.1	21,752	6.3
Depreciation and amortization	22,812	6.4	18,277	5.3
Restaurant opening	15	-	438	0.1
Loss on disposal and impairment of assets, net	1,746	0.5	173	-
Restaurant level operating profit	$57,162	16.0%	$55,590	16.0%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Supplemental Financial Information –Adjusted EBITDA
(Unaudited, dollars in thousands)

	First Quarter Ended
	March 31, 2026		April 1, 2025
Net income	$9,034	2.5%	$13,492	3.9%
Interest expense, net	1,088	0.3	1,230	0.4
Income tax expense	55	-	167	-
Depreciation and amortization	22,812	6.4	18,277	5.3
Stock-based compensation expense	2,567	0.7	1,950	0.6
Other expense, net	446	0.1	61	-
Loss on disposal and impairment of assets, net	1,746	0.5	173	-
Adjusted EBITDA	$37,748	10.5%	$35,350	10.2%

Percentages above represent percent of total revenues and may not reconcile due to rounding.